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                                                               EXHIBIT (a)(5)(e)

NEWS RELEASE

FOR INFORMATION CONTACT:
Ross C. Roadman
SVP, Strategic Planning and Investor Relations
American Retirement Corporation
800-663-0766 (TOLL FREE)

                                                           FOR IMMEDIATE RELEASE
                                          --------------------------------------
                                                              SEPTEMBER 26, 2002

AMERICAN RETIREMENT CORPORATION ANNOUNCES COMPLETION OF ITS EXCHANGE OFFER FOR ITS 5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

NASHVILLE, TN -- American Retirement Corporation (NYSE: ACR), a leading national provider of senior living housing and care, today announced that it has completed the exchange of $99.8 million aggregate principal amount of its 5 3/4% Convertible Subordinated Debentures Due 2002 ("Old Debentures"), or approximately 75.1% of the total amount outstanding. The exchange offer expired at 5:00 p.m. Eastern time on September 25, 2002.

As a result of the exchange offer, the Company will issue approximately $86.8 million aggregate principal amount of its new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002 and approximately $16.0 million aggregate principal amount of its new 10% Series B Convertible Senior Subordinated Notes Due April 1, 2008. For each $1,000 of principal amount of Old Debentures exchanged, the Company will issue $869 principal amount of Series A Notes and $160 principal amount of Series B Notes. Following completion of the exchange offer, approximately $33.1 million aggregate principal amount of Old Debentures will remain outstanding.

As previously disclosed, the Company's proposed financing commitments from Health Care Property Investors, Inc. ("HCPI") are conditioned upon the Company's receipt of the valid tender of at least $99.7 million, or 75.0%, of the Old Debentures in the exchange offer. The results of the exchange offer satisfy this condition. The Company anticipates that it will be able to satisfy the remaining conditions to HCPI's commitments in a manner that is acceptable to HCPI and expects to consummate the HCPI financings no later than September 30, 2002.

"The completion of the exchange offer represents a vital step in the Company's refinancing plan, and we are appreciative of the support of our participating bondholders. We look forward to closing the HCPI transactions, which represent the final step of our refinancing efforts and will allow us to devote our full attention to creating value for all of our constituencies" said Bill Sheriff, Chairman and CEO.

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AMERICAN RETIREMENT CORPORATION

The Company offers a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. The Company currently operates 65 senior living communities in 14 states with an aggregate capacity for approximately 14,400 residents. The Company's strategy is to develop senior living networks in major metropolitan regions. These networks are comprised of large continuing care retirement communities and free-standing assisted living residences located in the same markets.

HEALTH CARE PROPERTY INVESTORS, INC.

Health Care Property Investors, Inc. (NYSE: HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. HCPI's investment portfolio, as of June 30, 2002, consists of 432 facilities in 42 states. HCPI's investments include 181 long-term care facilities, 89 congregate care and assisted living facilities, 84 medical office buildings, 37 physician group practice clinics, 21 acute-care hospitals, nine free-standing rehabilitation facilities, six health care laboratory and biotech research facilities, and five continuing care retirement facilities. HCPI commenced operations in 1985 and is headquartered in Newport Beach, CA. For more information on Health Care Property Investors, Inc., visit its web site at www.hcpi.com.

SAFE HARBOR STATEMENT

Statements relating to the HCPI transactions contained in this press release and statements made by or on behalf of American Retirement Corporation relating thereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management. These forward-looking statements may be affected by certain risks and uncertainties, including, without limitation, (i) the fact that the HCPI transactions may not be completed due to factors and/or conditions beyond the control of the Company, and (ii) the possibility that the terms of the HCPI transactions may be amended or modified prior to their consummation. In light of the significant uncertainties inherent in the forward-looking statements included herein, actual circumstances could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

The HCPI transactions are described in greater detail in the Company's recent filings with the Securities and Exchange Commission. These filings, along with the Company's other filings, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement, can be obtained, free of charge, from the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these documents can be obtained by shareholders from the Company, at no cost, by writing or calling American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Ross Roadman/Todd Kaestner (800) 663-0766.